Exhibit 99.1

Media: Brian Dowling 925-467-3787

Analysts: Julie Hong 925-467-3832

Safeway Inc. Appoints New Board Members

October 15, 2004 – Pleasanton, CA - Safeway Inc. announced the appointment of Janet Grove and Mohan Gyani to the company’s board of directors. Ms. Grove is Chairman and Chief Executive Officer of New York based Federated Merchandising Group and a Corporate Vice Chairman of Federated Department Stores, Inc. Mr. Gyani is former president and chief executive officer of AT&T Wireless Mobility Group. They replace George Roberts and James Greene who will retire from the Board on October 21.

“We are fortunate to have individuals of this background and business credentials joining the board,” said Safeway Chairman, President and Chief Executive Officer, Steve Burd. “Janet’s extensive experience running the Merchandising Group at Federated will be an added and valuable source of board guidance as the management team executes on Safeway’s strategy,” said Mr. Burd. “Mohan has impressive accomplishments in a business every bit as competitive as food retailing. His financial background combined with his years in a customer focused business will bring an important and unique perspective to Safeway.”

Mr. Burd acknowledged retiring board members Messrs. Roberts and Greene for their important contribution as board members. “Over their nearly twenty years of board service, George and Jamie have been committed to enhancing shareholder value. They have been outstanding board members and invaluable sources of advice and counsel to the management team.”

As Chairman and Chief Executive Officer of Federated Merchandising Group (FMG), Ms. Grove leads a management team responsible for the process of conceptualizing, designing, sourcing, and marketing private label and branded goods across all Macy’s Stores and for the strategic merchandising direction of Macy’s Stores. She also has overall responsibility for managing the company’s core vendor relationships and for identifying targeted market segments for brands exclusive to Macy’s Stores. Prior to her current position, Ms. Grove was Executive Vice President for Center Core, Cosmetics, and Ready to Wear. Prior to FMG, she spent two decades with Macy’s San Francisco and held a variety of operating and merchandising positions including store manager and General Merchandise Manager. She was also Senior Vice President for the Broadway Stores. Ms. Grove began her career in 1973 at Macy’s West in San Francisco.

Mr. Gyani is a telecom and wireless industry veteran who currently serves as a senior advisor to the chairman and chief executive officer of AT&T Wireless Services. Before that, he was president and chief executive officer of AT&T Wireless Services Mobility, leading the company’s domestic voice and data mobility businesses, focused on completing the expansion of the company’s footprint across the U.S. He previously served as Executive Vice President and Chief Financial Officer of AirTouch Communications. Following the merger of Vodafone and AirTouch he served as the head of Strategy and Corporate Development and as a member of the Board of Directors of Vodafone AirTouch PLC. Mr. Gyani began his career with the Pacific Telesis Group in 1978 and worked his way through the organization in a range of treasury, strategic planning and finance functions.

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates more than 1,800 stores in the United States and Canada and had annual sales of $35.6 billion in 2003. The company’s stock is traded on the New York Stock Exchange under the symbol SWY.

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